Exhibit 99.1

Nucor Reports Results for First Quarter of 2017

CHARLOTTE, N.C., April 20, 2017 /PRNewswire/ -- Nucor Corporation (NYSE: NUE) announced today consolidated net earnings of $356.9 million, or $1.11 per diluted share, for the first quarter of 2017. By comparison, Nucor reported net earnings of $159.6 million, or $0.50 per diluted share, for the fourth quarter of 2016 and net earnings of $87.6 million, or $0.27 per diluted share, for the first quarter of 2016.

Earnings (loss) before income taxes and noncontrolling interests by segment were as follows for the first quarters of 2017 and 2016 (in thousands):

	Three Months (13 Weeks) Ended
	April 1, 2017	April 2, 2016

Steel mills	$ 684,161	$ 280,372
Steel products	26,922	42,367
Raw materials	26,391	(63,372)
Corporate/eliminations	(188,499)	(89,804)
	$ 548,975	$ 169,563

Included in the first quarter of 2017 results were inventory related purchase accounting charges of $9.8 million, or $0.02 per diluted share, associated with the recent acquisitions of Southland Tube and Republic Conduit. Included in the fourth quarter of 2016 results were the effects of a change in estimate related to the cost of certain inventories that resulted in a benefit of $77.6 million, or $0.16 per diluted share. Included in the first quarter of 2016 earnings were out-of-period non-cash gains totaling $13.4 million ($0.04 per diluted share) related to a noncontrolling interest adjustment and to tax adjustments.

Nucor's consolidated net sales increased 22% to $4.82 billion in the first quarter of 2017 from $3.96 billion in the fourth quarter of 2016 and increased 30% compared with $3.72 billion in the first quarter of 2016. Average sales price per ton in the first quarter of 2017 increased 8% compared to the fourth quarter of 2016 and increased 21% from the first quarter of 2016. Total tons shipped to outside customers were 6,584,000 tons in the first quarter of 2017, a 13% increase from the fourth quarter of 2016 and a 7% increase from the first quarter of 2016. Total steel mill shipments in the first quarter of 2017 increased 19% from the fourth quarter of 2016 and increased 9% from the first quarter of 2016. Downstream steel products shipments to outside customers in the first quarter of 2017 decreased 3% from the fourth quarter of 2016 and increased 3% from the first quarter of 2016.

The average scrap and scrap substitute cost per ton used during the first quarter of 2017 was $284, an increase of 20% from $236 in the fourth quarter of 2016 and an increase of 47% compared to $193 in the first quarter of 2016.

Overall operating rates at our steel mills increased to 89% in the first quarter of 2017 as compared to 74% in the fourth quarter of 2016 and 80% in the first quarter of 2016.

Total steel mill energy costs in the first quarter of 2017 decreased approximately $1 per ton compared to the fourth quarter of 2016 and increased approximately $1 per ton compared to the first quarter of 2016.

Our liquidity position remains strong with $1.7 billion in cash and cash equivalents and short-term investments, as of April 1, 2017, and an untapped $1.5 billion revolving credit facility that does not expire until April 2021.

In February 2017, Nucor's board of directors declared a cash dividend of $0.3775 per share payable on May 11, 2017 to stockholders of record on March 31, 2017. This dividend is Nucor's 176th consecutive quarterly cash dividend, a record we expect to continue.

In March 2017, Nucor announced an investment of $85 million to upgrade the rolling mill at its steel bar mill in Marion, Ohio in order to maintain a cost competitive position by reducing operating costs.

Imports continue to impact the U.S. steel industry. Important trade cases in cut-to-length plate, steel concrete reinforcing bar (rebar) and steel wire rod are in progress, which are helping to stop the flood of dumped and subsidized products from foreign producers, and are making sure that we can compete on a level-playing field. In the cut-to-length plate cases filed against twelve countries in April 2016, the U.S. Department of Commerce has now announced affirmative final determinations on dumped and subsidized imports from all twelve countries. The U.S. International Trade Commission has also voted unanimously that the domestic industry is being injured by dumped and subsidized plate imports from China, Brazil, Turkey and South Africa. The remaining votes in the plate cases are expected in the coming weeks. In February 2017, the U.S. Department of Commerce announced preliminary antidumping duties on rebar imports from Japan, Taiwan, and Turkey, and preliminary countervailing duties on rebar imports from Turkey. We expect the rebar case to conclude later this year. In March 2017, we filed a new trade case to address the flood of dumped and subsidized steel wire rod imports from ten countries. The wire rod case is in the preliminary phase.

As expected, earnings in the first quarter of 2017 increased significantly compared to the fourth quarter of 2016 primarily due to the performance of our steel mills segment. The increased profitability of the steel mills segment was driven by the improved performance of our sheet, bar and plate mills. The profitability of the steel products segment in the first quarter of 2017 decreased compared to the fourth quarter of 2016 due to typical seasonality. The performance of the raw materials segment improved from the fourth quarter of 2016 due to the much improved performance of our scrap processing and brokerage operations as well as our direct reduced iron (DRI) facility in Trinidad.

Earnings in the first quarter of 2017 were the highest Nucor has had in recent years, and we expect earnings in the second quarter of 2017 to improve compared to the first quarter of 2017. Performance of the steel mills segment is expected to improve in the second quarter of 2017 as compared to the first quarter of 2017 as metal margins are expected to expand at our sheet mills due to the delayed impact of contract pricing. Our plate mills are anticipated to realize the full benefit of higher margins throughout the entire quarter. We expect increased profitability for our downstream products segment in the second quarter of 2017 as compared to the first quarter of 2017 due to seasonal factors as improving weather conditions benefit nonresidential construction markets. The performance of the raw materials segment is expected to improve in the second quarter of 2017 as compared to the first quarter of 2017 due to the improved profitability of our DRI facilities. We also expect intercompany profit eliminations to have a smaller relative impact in the second quarter of 2017. We continue to be encouraged by the renewed growth in demand we are seeing in the energy markets and the nonresidential construction markets. The automotive markets remain strong.

In the fourth quarter of 2016, the Company changed its method of accounting for certain inventories from the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method which required retrospective application to prior period financial statements. Accordingly, all amounts for prior periods presented in this release are presented after the retrospective application of the change in accounting principle.

Nucor and its affiliates are manufacturers of steel products, with operating facilities primarily in the U.S. and Canada. Products produced include: carbon and alloy steel -- in bars, beams, sheet and plate; hollow structural section tubing; electrical conduit; steel piling; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; steel fasteners; metal building systems; steel grating; and wire and wire mesh. Nucor, through The David J. Joseph Company, also brokers ferrous and nonferrous metals, pig iron and HBI/DRI; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America's largest recycler.

Certain statements contained in this news release are "forward-looking statements" that involve risks and uncertainties. The words "believe," "expect," "project," "will," "should," "could" and similar expressions are intended to identify those forward-looking statements. Factors that might cause the Company's actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) competitive pressure on sales and pricing, including competition from imports and substitute materials; (2) the sensitivity of the results of our operations to prevailing steel prices and the changes in the supply and cost of raw materials, including scrap steel; (3) market demand for steel products; and (4) energy costs and availability. These and other factors are discussed in Nucor's regulatory filings with the Securities and Exchange Commission, including those in Nucor's fiscal 2016 Annual Report on Form 10-K, Item 1A. Risk Factors. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them.

You are invited to listen to the live broadcast of Nucor's conference call in which management will discuss Nucor's first quarter results on April 20, 2017 at 2:00 p.m. eastern time. The conference call will be available over the Internet at www.nucor.com, under Investor Relations.

TONNAGE DATA
(In thousands)

	Three Months (13 Weeks) Ended
	April 1, 2017	April 2, 2016	Percentage Change
Steel mills total shipments
Sheet	2,705	2,568	5%
Tubular products	223	-
Bars	1,957	1,748	12%
Structural	611	601	2%
Plate	577	554	4%
Other	74	176	-58%
	6,147	5,647	9%

Sales tons to outside customers:
Steel mills	5,202	4,899	6%
Joist	101	98	3%
Deck	106	101	5%
Cold finished	122	119	3%
Fabricated concrete
reinforcing steel	247	242	2%
Other	806	689	17%
	6,584	6,148	7%

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except per share data)

	Three Months (13 Weeks) Ended

	April 1, 2017	April 2, 2016

Net sales	$ 4,815,179	$ 3,715,576

Costs, expenses and other:
Cost of products sold	4,054,929	3,400,591
Marketing, administrative and other expenses	176,426	109,745
Equity in earnings of unconsolidated affiliates	(8,756)	(9,245)
Interest expense, net	43,605	44,922
	4,266,204	3,546,013
Earnings before income taxes and
noncontrolling interests	548,975	169,563
Provision for income taxes	171,327	47,066
Net earnings	377,648	122,497
Earnings attributable to
noncontrolling interests	20,749	34,932
Net earnings attributable to
Nucor stockholders	$ 356,899	$ 87,565

Net earnings per share:
Basic	$1.11	$0.27
Diluted	$1.11	$0.27

Average shares outstanding:
Basic	320,224	319,240
Diluted	321,146	319,294

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	April 1, 2017	Dec. 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$ 1,657,759	$ 2,045,961
Short-term investments	50,000	150,000
Accounts receivable, net	1,980,556	1,631,676
Inventories, net	3,064,170	2,479,958
Other current assets	125,708	198,798

Total current assets	6,878,193	6,506,393

Property, plant and equipment, net	5,133,404	5,078,650

Goodwill	2,177,276	2,052,728

Other intangible assets, net	969,492	866,835

Other assets	717,095	718,912

Total assets	$ 15,875,460	$ 15,223,518

LIABILITIES
Current liabilities:
Short-term debt	$ 48,153	$ 17,959
Long-term debt due within one year	600,000	600,000
Accounts payable	1,257,900	838,109
Federal income taxes payable	76,755	-
Salaries, wages and related accruals	325,981	428,829
Accrued expenses and other current liabilities	529,007	505,069

Total current liabilities	2,837,796	2,389,966

Long-term debt due after one year	3,739,908	3,739,141

Deferred credits and other liabilities	829,685	839,703

Total liabilities	7,407,389	6,968,810

EQUITY
Nucor stockholders' equity:
Common stock	151,775	151,734
Additional paid-in capital	1,986,983	1,974,672
Retained earnings	7,866,405	7,630,916
Accumulated other comprehensive loss,
net of income taxes	(316,992)	(317,843)
Treasury stock	(1,554,148)	(1,559,614)
Total Nucor stockholders' equity	8,134,023	7,879,865

Noncontrolling interests	334,048	374,843

Total equity	8,468,071	8,254,708

Total liabilities and equity	$ 15,875,460	$ 15,223,518

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	Three Months (13 Weeks) Ended

	April 1, 2017	April 2, 2016

Operating activities:
Net earnings	$ 377,648	$ 122,497
Adjustments:
Depreciation	158,525	152,249
Amortization	22,368	18,112
Stock-based compensation	9,524	7,300
Deferred income taxes	(6,695)	15,530
Distributions from affiliates	30,249	36,015
Equity in earnings of unconsolidated affiliates	(8,756)	(9,245)
Changes in assets and liabilities (exclusive of acquisitions and dispositions):
Accounts receivable	(297,158)	(104,252)
Inventories	(519,902)	114,479
Accounts payable	413,256	197,350
Federal income taxes	157,346	23,273
Salaries, wages and related accruals	(102,744)	(49,453)
Other operating activities	3,584	27,004

Cash provided by operating activities	237,245	550,859

Investing activities:
Capital expenditures	(94,535)	(80,697)
Investment in and advances to affiliates	(14,000)	(6,098)
Disposition of plant and equipment	8,870	5,309
Acquisitions (net of cash acquired)	(478,163)	(1,386)
Purchases of investments	(50,000)	(50,000)
Proceeds from the sale of investments	150,000	100,000
Other investing activities	-	792

Cash used in investing activities	(477,828)	(32,080)

Financing activities:
Net change in short-term debt	30,180	(14,671)
Issuance of common stock	7,432	-
Payment of tax withholdings on certain stock-based compensation	(1,349)	-
Excess tax benefits from stock-based compensation	-	353
Distributions to noncontrolling interests	(61,544)	(49,853)
Cash dividends	(121,303)	(120,153)
Acquisition of treasury stock	-	(5,173)
Other financing activities	(518)	(559)

Cash used in financing activities	(147,102)	(190,056)

Effect of exchange rate changes on cash	(517)	10,296

(Decrease) increase in cash and cash equivalents	(388,202)	339,019

Cash and cash equivalents - beginning of year	2,045,961	1,939,469

Cash and cash equivalents - end of three months	$ 1,657,759	$ 2,278,488

Non-cash investing activity:
Change in accrued plant and equipment purchases	$ (11,222)	$ (4,949)

CONTACT: For Investor/Analyst Inquiries: Gregg Lucas 704-972-1841, For Media Inquiries: Katherine Miller 704-353-9015